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                                                                   EXHIBIT 23.11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of U.S. Office Products Company for the registration of $86,250,000 of 5 1/2% Convertible Subordinated Notes Due 2003 and 1,819,620 Shares of Common Stock and to the incorporation by reference therein of our report dated July 28, 1995, with respect to the consolidated financial statements of Wang New Zealand Limited as of June 30, 1995 and for the year then ended, included in U.S Office Product's (Form 8-K) dated July 16, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young

Auckland, New Zealand
August 14, 1996